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Hollywood Park Signs Definitive Agreement to Sell Two Properties

GLENDALE, Calif., December 10, 1999 - Hollywood Park, Inc. (NYSE: HPK) today announced the signing of a definitive agreement under which Hollywood Park will sell its Casino Magic Bay St. Louis and Boomtown Biloxi casino properties to Penn National Gaming, Inc. (NASDAQ:PENN).

The assets will be sold to Penn National for $195 million in cash. The transaction is subject to certain closing conditions, including approval of the Mississippi Gaming Commission, Penn National completing the necessary financing, and termination of the Hart-Scott-Rodino waiting period. The transaction is expected to close in the second quarter of 2000.

Penn National will acquire all of the operating assets and related operations of the Casino Magic Bay St. Louis and Boomtown Biloxi properties, including the approximately 590 acres of land at Casino Magic Bay St. Louis and the leasehold rights at Boomtown Biloxi.

Hollywood Park will use the proceeds from this sale for general corporate purposes, including the development of its Belterra Resort and Casino scheduled to open in August 2000, the retirement of debt, and other growth opportunities.

"This transaction allows Hollywood Park to focus on its Casino Magic Biloxi and Boomtown New Orleans properties while reducing its overall investment in the Gulf Coast area," commented R. D. Hubbard, Chairman and CEO of Hollywood Park. "This transaction is very strategic for Hollywood Park and enhances our ability to expand some of our existing properties as well as pursue acquisitions that will continue to strengthen and diversity our portfolio."

Hollywood Park is a diversified gaming company that owns and operates eight casinos (two of which are subject to the above proposed transaction); receives lease income from two card club casinos; and owns and operates a horse racing facility in Arizona. The Company is also constructing the Belterra Resort and Casino, a hotel/casino and golf resort on the Ohio River in Vevay, Indiana (35 miles Southwest of Cincinatti, Ohio) and has applied for the fifteenth and final gaming license in Louisiana.

(The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and, accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of the Company, including statements related to the completion of the sale of Hollywood Park's Casino Magic hotel and casino in Bay St. Louis, Mississippi, and its Boomtown Biloxi casino in Biloxi, Mississippi. Hollywood Park cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, the failure of either Hollywood Park or Penn National to fulfill the conditions necessary to complete the transaction, as well as other risks as detailed from time to time in Hollywood Park's filings with the Securities and Exchange Commission. For more information on the potential factors that could affect the Company's financial results, review
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the Company's filings with the Securities and Exchange Commission, including the
Company's annual report on Form 10-K and the Company's other filings with the SEC.)

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